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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT

         This Agreement ("Agreement") is made as of this 9th day of December, 1997 by and between SCOTT SEALY (hereinafter "Sealy") and FIRST INDUSTRIAL REALTY TRUST, INC., a Maryland corporation (hereinafter "Employer"). Capitalized terms contained herein and otherwise undefined shall have the respective meanings given to each of them in that certain Contribution Agreement, dated as of December 9, 1997, by and among FR Acquisitions, Inc. and the other parties thereto (the "Contribution Agreement").

         The parties hereto agree as follows:


ARTICLE I - TERM OF EMPLOYMENT

         1.01 Employer hereby employs Sealy and Sealy hereby accepts employment by Employer commencing on the date hereof and pursuant to the terms hereof.

         1.02 The term of this Agreement (the "Term") shall end at 12:01 a.m., Chicago time, on the third anniversary of the date hereof (the "Expiration Date"), except as otherwise provided herein.


ARTICLE II - DUTIES AND POWERS OF SEALY

         2.01 Except as may be otherwise approved by the Board of Directors of Employer (the "Board") or as otherwise expressly provided herein, during the Term, Sealy shall devote his diligent and good faith efforts to carry out his duties with respect to the operation of the business of Employer, as more fully detailed below, at all times in accordance with any and all written rules and policies of Employer. Additionally during the Term, except as may otherwise be permitted by this Agreement or the Contribution Agreement, Employer shall be entitled to the exclusive benefits of Sealy's knowledge, experience, business contacts and opportunities relating to the "Business of Employer". The "Business of Employer" shall consist of the acquisition, development, ownership, management, leasing and sale of warehouse, distribution and other industrial real estate property. Notwithstanding any provision herein to the contrary, so long as Sealy performs his duties to Employer as provided in this Agreement in a manner reasonably acceptable to Employer, it shall not be a breach of this Agreement if Sealy participates in (and Employer acknowledges that Sealy shall participate in) the following activities and businesses (collectively referred to herein as "Permitted Activities and Businesses"):

         (a) Sealy may engage in activities and businesses unrelated to the real estate business;

         (b) Sealy may engage in activities and businesses in the real estate business that are unrelated to the "Business of Employer" (i.e., Sealy may engage in the acquisition, development, management, leasing, sale, syndication of any type of real estate exclusive of warehouse, distribution and other industrial property);
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          (c)  Except as provided in clause (f) below, Sealy may engage in the direct and indirect ownership of entities, whether existing as of the date hereof or hereafter created (including the right to make future investments in and the right to provide credit for and/or guaranties for financing and development on behalf of such entities) that engage in the acquisition, management, leasing, development and/or financing of real estate properties (including but not limited to industrial/distribution/warehouse properties subject to the restriction hereinafter set forth); provided, however, in respect to industrial/distribution/warehouse properties Sealy, acting in his individual capacity, shall only have the right to participate in (1) the significant, non-routine and strategic business decisions (e.g., sale and refinance) but not the day-to-day decision making of such entities and (2) such other decisions and activities for such entities and/or in his individual capacity as is reasonable and necessary to protect Sealy from a substantial loss of his investment and/or any personal liability associated with such entities. Notwithstanding anything to the contrary in this clause (c), Sealy shall not initiate any action to acquire any industrial/distribution/warehouse properties, although Sealy may retain his interest in the Retained Properties (hereinafter defined); provided, however, if Sealy is first contacted by any third party affiliated with Mark Sealy or any of Sealy's existing partners in respect of any property located in the Territory (hereinafter defined), or other third party in respect of a property outside the Territory, then Sealy may participate in a direct or indirect investment in such property, but only on the basis provided above in this clause (c);


          (d) Sealy may engage in, except as provided in clauses (e) and (f) below, the strategic and significant business decisions (e.g., sale and refinance), but not day-to-day decision making, concerning those industrial/distribution/warehouse properties located in the Territory and identified in Exhibit "A" (the "Retained Properties"). In addition, Sealy shall have the right to participate in such other decisions and activities for the owners of the Retained Properties and/or in his individual capacity as is reasonable and necessary to protect Sealy from a substantial loss of his investment and/or any personal liability associated with the Retained Properties, (including the Transition Properties as defined below).

          (e) Notwithstanding clause (d) above, certain of the Retained Properties identified on Exhibit "A" as "Transition Properties" (e.g., properties in a stage of planning and development that are not yet fully completed, leased and financed) are in transition and shall require Sealy to engage in day-to-day involvement in order to complete as necessary the construction, leasing and financing of the Transition Properties to stabilization. Employer agrees that, so long as Sealy continues to perform his duties hereunder and for no more than 18 months from the date hereof, Sealy may participate in such day-to-day activities in connection with development, construction, leasing and financing of the Transition Properties, but only as necessary for each of such properties to attain, and only until each of such properties attains, commercially reasonable "stabilization" (i.e., complete the construction, significant leasing and permanent financing) and as necessary to

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               discharge Sealy's obligations as a general partner and/or
               manager of entities that own such Transition Properties; provided, however, that Employer shall be reimbursed for the time and expense of Sealy to the extent of his activity relating to the Transition Properties in accordance with the term set forth on Exhibit "B" attached hereto. Regardless of the "stabilization" of any and all of the Transition Properties at such time, from and after the 18-month anniversary of this Agreement, Sealy shall no longer perform any day-to-day management activities in connection with the Transition Properties, but Sealy may undertake strategic and significant business decisions with respect to such properties for so long as they remain Retained Properties and may exercise his rights as provided in the last sentence of clause (d) above.

          (f) Notwithstanding anything to the contrary contained herein, Sealy agrees that it may not and shall not engage in any decision making, management, operational or other activity in connection with (i) that certain real property located at 1103-1109 AFS Airport Business Park, Euless, Texas, or (ii) the Excluded Parcel (as defined in the Contribution Agreement). Sealy further agrees that it shall not have a direct or indirect ownership interest in either of such properties that either exceeds 49% or represents the largest direct or indirect ownership interest among all investors in such property.

Sealy shall be responsible to Employer to perform and/or oversee the following:

                  1. The day-to-day management and operation of real property assets located in the States of Louisiana and Texas (collectively, the "Territory") that are owned by Employer or by entities in which Employer holds an ownership interest ("Property Management");

                  2. The marketing for lease or sale of real property assets located in the Territory and owned or managed by Employer or entities in which Employer holds an ownership interest (together with Employer, the "Employer Entities") and the negotiation, documentation and consummation of lease and sale transactions involving real property assets located in the Territory and owned or managed by Employer Entities (the "Real Property Assets") [collectively, "Marketing"]; and

                  3. The acquisition of Real Property Assets, if and to the extent such acquisitions are approved by the Board (or the Board's Investment Committee, as the case may be) or the appropriate partners, officers or directors of any other applicable affiliate of Employer ("Acquisition").

         2.02 Sealy will hold the title of Senior Regional Director ("SRD") of the Territory, and shall have primary responsibility for the conducting of Employer's business in the Territory.

         2.03 If (a) a proposed Acquisition is presented to Employer by Sealy;
(b) Employer approves such Acquisition in accordance with its policies and procedures then in effect; and (c) the


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property to be acquired (the "New Property") is located outside the then-applicable geographic boundaries of the Territory, then, upon the closing of such Acquisition, the Territory shall automatically be expanded to include the city (or township, village or municipality, as the case may be) in which the New Property is located unless (i) the New Property is located in the existing territory of another SRD of Employer (it being understood and agreed that, except as is otherwise expressly provided in this Section 2.03 with respect to the Territory, the senior officers of Employer shall have the sole discretion to establish the geographic boundaries of each SRD's respective territory); or (ii) the Board (or the Investment Committee, as the case may be), in the process of approving the acquisition of the New Property, specifically determines that the Territory shall not so expand. In the event that either (i) or (ii) above is applicable, then none of Sealy and the employees engaged by Employer in the Territory shall be responsible for the day-to-day management and operation of that particular New Property. Except as otherwise expressly provided above in this Section 2.03, any other expansion or contraction of the Territory shall be made by amendment to this Agreement.

         2.04 Subject to: (a) with respect to those matters that may require Board approval, the specific approval of the Board; (b) policies or guidelines implemented by Employer out of its Chicago headquarters or by the Board; and (c) any budget adopted by Employer, from time to time during the Term, with respect to all or some portion of the Territory (a "Budget"), Sealy shall have the right and obligation within the Territory to: (i) hire and fire employees (pursuant to Employer's personnel policies, as such policies may be modified or amended from time to time); (ii) establish, review, and revise the compensation of employees engaged to perform services in the Territory (excepting only himself); (iii) negotiate, document, and enter into contracts for Property Management and Marketing; (iv) negotiate, document, and enter into contracts with such suppliers of products and services as Sealy deems appropriate for the rendering of Property Management and Marketing services to Employer; (v) purchase or lease equipment for Employer for the performance and rendering of Property Management, Marketing and Acquisition services, and tend to all matters relating thereto;
(vi) with the prior written approval of the Chief Operating Officer of Employer, lease building space for occupancy by Employer for Employer's offices and for such other reasonable functions as Sealy deems appropriate for the business of Employer in the Territory; and (vii) negotiate, document, execute and perform under leases on behalf of any Employer Entities, whether as landlord or management/leasing agent, as the case may be ("Leases"). Notwithstanding anything to the contrary contained in this Section 2.04, if any expenditure proposed to be made by Sealy pursuant to his duties to Employer (1) is not contemplated or provided for in the relevant Budget and (2) exceeds $25,000, per item or occasion, except with respect to leasing commissions and tenant improvements as provided in Section 2.06(iv), in which case Section 2.06 shall govern, Sealy shall refrain from making such expenditure until Sealy receives the approval for such expenditure from any Vice President or more senior officer based in the Chicago headquarters of Employer.

         2.05 Without the prior approval of the Board or the Investment Committee, as the case may be (which, as in all cases requiring the approval or consent of the Board or Investment Committee under this Agreement, may be given or withheld in the Board's or the Investment Committee's sole discretion), Sealy shall not do any or all of the following:

                  1. Increase his compensation or extend the Term;


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                  2. Purchase, or contract to purchase, any real property on behalf of Employer or any Employer Entities; or

                  3. Sell or refinance, or contract to sell or refinance, any Real Property Assets on behalf of Employer or any Employer Entities.

Sealy agrees that he shall promptly advise the Employer's Chief Investment Officer of the pendency of any acquisition or disposition of any real property on behalf of Employer or any Employer Entities, and shall follow the directions of the Chief Investment Officer with respect to the further pursuit of any such potential acquisition or disposition. If, at any time during the Term, however, Sealy seeks approval or direction from the Chief Investment Officer with respect to a particular acquisition or disposition, and the Chief Investment Officer is not available, then Sealy may seek approval or direction from Employer's Chief Operating Officer (the "COO"). If Sealy receives the approval of the Chief Investment Officer or the COO, as applicable, to pursue an acquisition or disposition, and Sealy desires that a formal purchase and sale contract be executed in connection therewith, then any one of the President, Chief Operating Officer, Chief Financial Officer or Chief Investment Officer of Employer shall be the signatory to any such contract for an acquisition or disposition. Sealy acknowledges that, as of the date of this Agreement, no acquisition or disposition may be consummated on behalf of the Employer without the approval of the Investment Committee or, in certain instances, the Board. As of the date of this Agreement, acquisitions or dispositions of real property on behalf of Employer require only the approval of the Investment Committee if the aggregate consideration required to be paid for such acquisition or disposition does not exceed $30,000,000. Currently, then, the Board must approve acquisitions or dispositions involving consideration in excess of $30,000,000. Notwithstanding anything to the contrary contained in this Section 2.05, if the Board modifies its policies with respect to the matters provided in this Section 2.05, then Sealy shall abide by such modified policies to the extent such policies differ from what is provided above in this Section 2.05.

         2.06 Notwithstanding anything to the contrary contained above, without the prior approval of the COO, or such other officer designated by the COO for such purpose, Sealy shall not enter into any Lease (i) with respect to premises exceeding 100,000 rentable square feet, or (ii) with annual fixed net base rent exceeding $500,000 for any year of the lease term, assuming the exercise of all options in the Lease, or (iii) with an initial term exceeding five (5) years, or with a full term, assuming the exercise of all options in the Lease, exceeding ten (10) years, or (iv) that requires the expenditure of $100,000 or more, in the aggregate, by Employer to both satisfy the obligations imposed on the landlord under that Lease to perform tenant improvements and pay any leasing commissions owed by Employer in connection with such Lease.

         2.07 As an SRD, Sealy shall also have the authority to negotiate the terms and provisions of, and enter into, any third-party management contracts for the day-to-day leasing, operation and management of New Properties if and to the extent that, in the process of approving an Acquisition, the Investment Committee or the Board (if the Board's approval of the Acquisition is required) approve the engagement of a third-party manager for the applicable New Property. In such an event, Sealy must engage the third-party manager in accordance with any additional terms, with respect to such third-party management arrangement, required by the Investment Committee and the Board (if the Board's approval of the Acquisition is required).




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ARTICLE III - COMPENSATION

         3.01 Sealy shall receive an aggregate annual base salary ("Annual Salary") at the rate of $150,000 per annum, beginning January 1, 1998 (and at the rate of $130,000 per annum for 1997). The Annual Salary for calendar year 1997 shall be prorated, based on the period of time Sealy is employed during 1997. Following 1997, Sealy shall receive a guaranteed minimum annual salary, based on the duration of his employment during any year, equal to no less than the Annual Salary payable to all other SRDs engaged by Employer, from time to time; and such Annual Salary shall be payable in twenty-four (24) equal installments on the fifteenth day and last day of each month during the Term (a "Payment Date"); provided, however, that the Annual Salary shall be no less than $150,000 during 1998. If any Payment Date falls on other than a normal business day, the salary payment due on such Payment Date shall instead be payable on the last normal business day preceding such Payment Date.

         3.02 In addition to the Annual Salary, Sealy shall also be entitled to participate in all incentive, bonus and stock option programs offered by Employer from time to time to the SRDs, as such may be approved or implemented from time to time by the Compensation Committee of the Board. Sealy's right to participate in, and to receive compensation under, such programs shall in no event be on lesser terms or in lesser amounts than those offered to the SRDs; provided, however, that incentive or bonus arrangements (a) for which Sealy and the SRDs are eligible; (b) that are based upon the achievement or surpassing of performance goals established by Employer, and (c) that are based upon specified commercial criteria made known to Sealy and the SRDs in advance, may vary among the different regions of Employer based upon relative regional performance.

         3.03 Employer shall be entitled to withhold from those amounts payable to Sealy from time to time under this Agreement any and all federal, state or local withholding or other taxes or charges which Employer is, from time to time, required (by applicable law, statute, ordinance or regulation) to withhold. Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.


ARTICLE IV - SEALY'S BENEFITS

         4.01 Employer, at Employer's cost, will provide Sealy with medical/hospitalization/ major medical insurance coverage, including dental benefits, in the same amounts, pursuant to the same terms, and subject to the same deductible, as is provided pursuant to the insurance coverage made available, from time to time, to the SRDs.

         4.02 Employer, at Employer's cost, will provide Sealy with, and keep in effect during the Term, a term life insurance policy which Employer will purchase from an insurer satisfactory to Sealy and providing coverage in an amount equal to the amount of such term life insurance provided to the SRDs. Sealy shall have the right to designate such individual or other entity as he wishes as the owner of such life insurance policy, and shall have the power to designate and change, from time-to-time, the beneficiary under such insurance policy.


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         4.03 Employer, at Employer's cost, will provide Sealy with a disability income insurance policy that will (i) provide Sealy with income per year equal to that amount of annual income provided to the SRDs under their respective disability insurance policies, (ii) have a waiting period of not greater than three (3) months from the date of sickness, injury or other disability prior to any disability payment, (iii) provide for lifetime benefits, and (iv) contain a waiver of premium clause. At Sealy's option, he may elect to pay the annual premiums for such disability insurance himself, in which case his Annual Salary will be increased by the amount equal to such annual premium. The foregoing disability income insurance policy will define disability in terms of the functions which Sealy is required to perform pursuant to this Agreement, and should Sealy not be able to perform such functions, he shall be deemed disabled under such policy.

         4.04 Sealy shall be entitled to vacation leave of five (5) weeks during each calendar year, beginning January 1, 1998, with full pay (determined on a pro rata basis, based on the then-applicable Annual Salary). The time for vacation shall be chosen by Sealy and must be taken within fifteen (15) months after the start of the calendar year with respect to which such vacation leave is made available. Sealy's right to be paid in lieu of any vacation leave not timely taken shall be determined by the Compensation Committee of the Board and shall be consistent with the policy established for the SRDs.

         4.05 Sealy shall be entitled to the following paid holidays per year (if falling on a day other than a Saturday or Sunday): New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

         4.06 Sealy shall be entitled to an aggregate of ten (10) days per calendar year, including 1997, as sick and/or personal leave days with full pay (determined on a pro rata basis, based on the then-applicable Annual Salary). Sick and/or personal leave days may be accumulated up to a total of twenty (20) days.

         4.07 If Sealy becomes disabled during the Term for any reason that prevents him from fully performing his duties under this Agreement and, as a result, he would be entitled, but for any waiting period, to disability payments under the disability insurance policy described above, Employer agrees to continue his salary (determined on a pro rata basis, based on the then-applicable Annual Salary) during the period of his disability until such time as benefits due under the disability income insurance policy (provided pursuant to Section 4.03 above), begin to accrue, but in no event beyond the end of the Term.

         4.08 In addition to the foregoing, it is understood and agreed that, in order to properly perform his duties, Sealy must have the use of a mobile telephone. Employer agrees to pay directly, or to reimburse Sealy for, any and all costs associated with the purchase, installation, activation, and business use of such mobile telephone (in the ordinary course of Sealy's performance of his duties under this Agreement).

         4.09 Executive shall receive an automobile allowance determined in accordance with an annual budget submitted to, and approved by, Employer from time to time with respect to the operation of the Territory during the applicable calendar year (the "Auto Allowance"), which Auto Allowance shall be paid in accordance with Employer's policy for payment of comparable


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allowances. Employer shall have no obligation to make any payments of the Auto
Allowance from and after the date on which Executive's employment with Employer is terminated in accordance with this Agreement.

ARTICLE V - REIMBURSEMENT OF SEALY'S EXPENSES

         5.01 Sealy is authorized to incur reasonable business expenses for promoting the business of Employer, including expenditures for entertainment, gifts, and travel. Employer will reimburse Sealy in accordance with its normal expense-reimbursement procedure for all business expenses reasonably incurred, provided that Sealy presents to Employer both of the following:

         (a)      A monthly expense report in which Sealy records:

                  (i)      the amount of each expenditure;

                  (ii) the date, place, and designation of the type of entertainment, travel, or other expenses or the date and description of any gift given by Sealy for a business purpose;

                  (iii)    the business purpose for each expenditure; and

                  (iv) the name, occupation, address, and other relevant information of each person who is entertained or given a gift sufficient to establish the business relationship to Employer.

         (b) Documentary evidence (such as receipts or paid bills) providing sufficient information to establish the amount, date, place, and essential character of each business expenditure of $75.00 or more.


ARTICLE VI - TERMINATION

         6.01 Employer may terminate this Agreement for any reason whatsoever, including, without limitation, under the following circumstances:

                  (a) The occurrence of a material breach of this Agreement by Sealy that Sealy does not cure, whether or not such breach is capable of being cured, within ten (10) days after Employer delivers to Sealy written notice of the alleged breach ("Default Notice"). A termination pursuant to this paragraph shall take effect upon the expiration of the relevant cure period, if the subject breach has not been cured.

                  (b) For "cause," which, for purposes of this Agreement, shall include, without limitation, (i) the fraudulent or criminal conduct of Sealy adversely affecting Employer, (ii) alcoholism of, or illegal substance abuse by, Sealy, (iii) any willful, reckless, or grossly negligent act, or failure to act, of Sealy, or any breach of the fiduciary duty owed by Sealy to Employer, or (iv) any dishonesty, disclosure of Confidential Information (as hereinafter



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         defined) or, except as provided above or in the Contribution
         Agreement in respect of Permitted Activities and Businesses, aiding a competitor of Employer. A termination "for cause" shall take effect immediately upon written notice to Sealy from Employer;

                  (c) Sealy suffering a long-term disability. A long-term disability shall be defined as Sealy's inability (based on the standard for honoring a claim established under the disability insurance policy procured for Sealy pursuant to this Agreement), due to illness or injury (including alcoholism or illegal substance abuse), to perform his duties as established in Article II above, for a period of three
         (3) consecutive months. A termination pursuant to this paragraph shall take effect immediately upon written notice to Sealy from Employer after the expiration of such three-month period;

                  (d) Sealy's death, in which case the Agreement shall terminate immediately; and

                  (e) The occurrence of a breach of this Agreement for which written notice is sent to Sealy on three or more occasions during any 12-month period of the Term (regardless of whether or not such breaches are cured in a timely fashion), in which case this Agreement shall terminate immediately upon the third of such written notices to Sealy from Employer, except as otherwise provided in such third written notice.

In the event Employer exercises its right of termination for reasons other than any of those specified for in paragraphs (a) through (e) above (such reasons other than those specified by (a) through (e) being referred to as "Unstated Reasons"), such termination shall be effective thirty (30) days after Employer's delivery of its written notice of such termination; provided, however, from and after the effective date of a termination for any Unstated Reason, and continuing for a period of three (3) months, or through the Expiration Date, whichever occurs first, Employer shall continue to pay to Sealy, the benefits to which he would have been entitled (under the express terms of this Agreement, as of the date of such termination), but for the accelerated termination hereof. In addition, on the first day of each of the 12 calendar months immediately following the effective date of a termination for any Unstated Reason (the "Termination Date"), regardless of the Expiration Date, Employer shall pay to Sealy, at the rate of one-twelfth of the following amounts on each of such 12 payment dates: (i) the Annual Salary being paid to Sealy as of the Termination Date and (ii) the most recent annual bonus paid to Sealy or, if, as of the Termination Date, Sealy will not have worked for Employer long enough to qualify for an annual bonus, the average of the most recent annual bonuses paid to all senior regional directors of Employer (the foregoing payments in the aggregate shall be hereinafter referred to as the "Severance Payment").

         6.02 Sealy shall have no right to terminate this Agreement, except (a) as provided in Sections 6.06 and 6.07 below, and (b) in the event of the occurrence of a breach of this Agreement by Employer, which Employer does not cure within ten days after delivery of Sealy's written notice of such alleged breach.

         6.03 Termination of this Agreement by Employer or by Sealy pursuant to any of the provisions of this Article VI shall not prejudice any other remedy to which the terminating party may be entitled as a result of a breach of this Agreement by the non-terminating party, whether at

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law, in equity, or under this Agreement; provided, however, and notwithstanding any provision in this Agreement to the contrary or in any other agreement related to the Contribution Agreement, that if Sealy is terminated due to a breach of his obligations in Section 2.01(f), Employer's remedy hereunder shall be limited to termination of this Agreement only (although Employer may seek to enjoin such breach without terminating this Agreement).

         6.04 In the event this Agreement is terminated for any reason, in addition to such other payments required to be paid to Sealy as expressly provided herein, Sealy shall be entitled to receive a prorated portion of his Annual Salary through the effective date of such termination. In addition, in the event this Agreement is terminated for any reason, Sealy shall be entitled to reimbursement of all business expenses incurred by him (pursuant to Section 5.01) prior to the effective date of termination that would otherwise be reimbursable hereunder. Further, Sealy shall also be entitled to the remuneration provided in Sections 6.01, 6.06 and 6.07.

         6.05 Upon the termination of this Agreement for any reason, Sealy shall forthwith return and deliver to Employer, and shall not retain any originals or copies of, any books, papers, price lists or customer contracts, written proposals of Employer or prospective customers or tenants, customer/tenant lists, rent rolls, leases, files, books of account, notebooks and other documents and data relating to the performance of services rendered by Sealy hereunder, except for those materials relating to the Retained Properties or in Sealy's possession immediately prior to the commencement of the Term (collectively, "Employer's Materials"), all of which Employer Materials are hereby deemed to constitute the property of Employer.

         6.06 Constructive Termination. If, at any time during the Term, except in connection with a termination pursuant to Section 6.01(a), (b) or (e) above, Sealy is Constructively Discharged (as hereinafter defined), then Sealy shall have the right, by written notice to the Employer, given within one hundred and twenty (120) days of the effective date of such Constructive Discharge, to terminate his services hereunder (the "Termination Notice"), effective as of the date that is thirty (30) days after the date on which such Termination Notice is delivered, and Sealy shall have no further rights or obligations under this Agreement other than as provided in this Section 6.06 and in Article VII. For purposes of this Agreement, Sealy shall be deemed to have been "Constructively Discharged" upon the occurrence of any of the following events:

                  (i) Sealy is not re-elected to, or is otherwise removed from, his position as the SRD in the Territory with the Employer other than as a result of (x) Sealy's election or appointment to positions of equal or superior scope and responsibility (an "Alternative Position") or (y) Sealy's breach of, or default under, the terms of this Agreement; or

                  (ii) Employer fails to vest Sealy with the powers, authority and support services normally attendant, from time to time, to the other SRDs, or with those attendant to the Alternative Position that may be applicable from time to time, as the case may be; or

                  (iii) The Employer notifies Sealy, in writing, that Sealy's employment will be terminated (other than pursuant to Section 6.01(a), (b) or (e) above) or materially and adversely modified in the future, or that Sealy will be Constructively Discharged in the future.

         If Sealy is Constructively Discharged and timely delivers a Termination Notice, then from and after the effective date of a termination pursuant to a Termination Notice, Employer shall pay to Sealy an amount equal to the Severance Payment, as though such termination was a termination for Unstated Reasons.

         6.07     Termination Upon Change of Control.

                  (a) In the event of a Change in Control (as defined below) of the Employer and the termination of Sealy's employment by Sealy or by the Employer under either (i) or (ii) below, Sealy shall be entitled to receive, from and after the effective date of a termination pursuant to a Change in Control, the Severance Payment, as though such termination was a termination for Unstated Reasons. The Severance Payment shall not be offset against or diminish any other compensation or benefits accrued as of the effective date of termination. The following shall constitute termination under this Section 6.07:

                  (i) Sealy terminates his employment under this Agreement pursuant to a written notice to that effect delivered to the Board within six (6) months after the occurrence of the Change in Control; or

                  (ii) Sealy's employment is terminated, including Constructively Discharged, by the Employer or its successor either in contemplation of or within two (2) years after the Change in Control, other than pursuant to Section 6.01(a), (b) or (e) above.

         (b) For purposes of this paragraph, the term "Change in Control" shall mean the following:

                  (i) The consummation of the acquisition by any person [as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")] of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power embodied in the then-outstanding voting securities of the Employer; or

                  (ii) Approval by the stockholders of the Employer of: (1) a merger or consolidation of the Employer, if the stockholders of the Employer immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Employer outstanding immediately before such merger or consolidation; or (2) a complete or substantial liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all of the assets of the Employer.

         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because forty percent (40%) or more of the combined voting power of the then-outstanding securities is acquired by: (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (y)
any corporation or other entity which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Employer in the same proportion as their ownership of stock in the Employer immediately prior to such acquisition.

ARTICLE VII - NONCOMPETITION AND CONFIDENTIALITY

         7.01 In consideration of (i) this Agreement; (ii) the payment of the amounts described herein; (iii) the terms and provisions of the Contribution Agreement; and (iv) the benefits afforded Sealy by virtue of Employer's national support staff, brokerage relationships, databases and reputation; Sealy hereby covenants and agrees that: (a) during the period of his employment with Employer, except in respect of the Permitted Activities and Businesses, and then only as provided in Section 2.01, he shall not, and he shall cause any entity in which he has a direct or indirect, non-passive ownership interest (collectively, the "Non-Compete Parties") to not, directly or indirectly, within those counties in the State of Texas or those parishes in the State of Louisiana set forth on Exhibit "C" attached hereto (collectively and subject to the penultimate sentence of this Section 7.01, the "Non-Compete Area"), in any manner whatsoever: (i) own, manage, control, participate in, consult with, render services for, or otherwise deal with, in any manner (including, without limitation, independently or as an employee), any entity involved in the development, management, leasing or operation of other projects or properties used, or contemplated to be used, for industrial/warehouse/distribution purposes (any such entity, a "Competitor"), or (ii) solicit, initiate contact with, negotiate with, hold discussions with or approach any customer or tenant, or any potential customer or tenant, for the benefit of or on behalf of any Competitor; and (b) subject to the last sentence of this Section 7.01, during the period of Sealy's employment with Employer and until the second anniversary of his termination of employment with Employer, Sealy shall not, and he shall cause each Non-Compete Party to not, initiate contact with or solicit any of the current tenants ("Tenants") or any future tenant at any of the Projects (as defined in the Contribution Agreement) ["New Tenants"] with respect to alternative locations or opportunities concerning industrial/distribution/warehouse real property for such Tenants or New Tenants, whether for purposes of leasing, selling or build-to-suit (an "Alternative Site"). In the event, during the period of Sealy's employment with Employer, any Non-Compete Party is contacted by any of the Tenants or New Tenants concerning an Alternative Site without having solicited or initiated contact, Sealy shall, and shall cause any other applicable Non-Compete Party to, immediately notify Employer of such fact and shall refer such Tenant or New Tenant to Employer. Sealy further agrees that, in the event of breach of any or all of the covenants contained in this Section 7.1, Employer shall be entitled to all available remedies against any or all of the Non-Compete Parties, at law or in equity, including, without limitation, injunctive relief, all of which remedies shall be cumulative and non-exclusive. Sealy hereby acknowledges that Employer performs one or more of the following business activities (the "Business Activities") within the parishes and counties set forth in Exhibit "C": (i) managing and operating industrial/warehouse/distribution real property assets; (ii) soliciting, meeting and negotiating with prospective tenants for occupancy in industrial/warehouse/distribution real property assets of Employer; and (iii) investigating potential acquisitions and developments of industrial/warehouse/distribution real property assets. The parties agree that, upon receipt of notice by Sealy from time to time from Employer indicating an expansion of the Business Activities to additional parish(es) or county(ies), as the case may be, the

Non-Compete Area shall, upon receipt of such notice by Sealy, be expanded to include such parish(es) and county(ies), as the case may be, reflected in such notice, and Sealy shall thereupon treat such additional parish(es) and county(ies) as part of the Non-Compete Area for purposes of this
Section 7.01. Notwithstanding anything herein to the contrary, if Sealy is no longer employed by Employer and the Non-Compete Period has not otherwise terminated pursuant to clause (2) of this Section 7.01, the Non-Compete Period shall terminate on the day that is three years from the date hereof.

         7.02 Employer acknowledges that heretofore or hereafter during the course of Sealy's employment, Employer has produced, and Sealy may hereafter produce or have access to, records, data, trade secrets and information not generally available to the public, including, but not limited to, the Employer's Materials ("Confidential Information"), regarding Employer, its subsidiaries and affiliates, the business of Employer, and its real properties and tenants in the Territory and elsewhere in the United States. Accordingly, during and subsequent to the Term, Sealy shall hold in confidence and not directly or indirectly disclose, copy or make lists of any or all of such Confidential Information, except to the extent that (i) such information is or hereafter becomes lawfully available from public sources; (ii) such disclosure is authorized in writing by Employer; (iii) such disclosure is required by a law or any competent administrative agency or judicial authority; or (iv) otherwise as is reasonably necessary or appropriate in connection with the performance by Sealy of his duties hereunder. All records, files, documents and other materials or copies thereof relating to Employer's business that Sealy prepares, has access to, or utilizes (including, but not limited to, the Employer Materials), shall be and remain the sole property of Employer; and shall be promptly returned to Employer upon termination of Sealy's employment hereunder. Subject to Section 7.01, during the term of this Agreement, Sealy agrees to abide by Employer's reasonable policies, as in effect from time to time and applicable to the SRDs, respecting avoidance of interests conflicting with those of Employer.

ARTICLE VIII - GENERAL PROVISIONS

         8.01 Any notices to be given under this Agreement by either party to the other must be in writing and may be effected either by personal delivery or by a reputable next-day overnight delivery service which obtains a signed receipt for its deliveries. Notices delivered personally shall be deemed communicated as of the actual receipt by the addressee. Notices sent by next-day overnight delivery service shall be deemed communicated on the next business day after being sent. Notices shall be addressed as follows:

                  If intended for Sealy:

                           Scott Sealy
                           333 Texas Street
                           Suite 1050
                           Shreveport, Louisiana 71101-5320
                  with a copy to:

                           Frank B. Bazzel, Esq.
                           Morris, Manning & Martin, L.L.P.
                           1600 Atlanta Financial Center
                           3343 Peachtree Road, N.E.
                           Atlanta, Georgia  30326

                  If intended for Employer:

                           First Industrial Realty Trust, Inc.
                           311 South Wacker Drive, Suite 4000
                           Chicago, Illinois  60606
                           Attn:    Michael Brennan,
                                    Chief Operating Officer

                  with a copy to:

                           Barack Ferrazzano Kirschbaum Perlman & Nagelberg 333 West Wacker Drive, Suite 2700
                           Chicago, Illinois  60606
                           Attn:    Suzanne Bessette-Smith, Esq.


         8.02 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, except that the internal laws of Louisiana shall govern with respect to any violations of Section 7.01 alleged to have occurred within the State of Louisiana.

         8.03 This Agreement is a contract for personal services of Sealy, and as such, is not assignable by Sealy.

         8.04 This Agreement shall not be assignable by Employer except with the prior written approval of an assignment and of the proposed assignee by Sealy. Notwithstanding the foregoing, Employer may assign its rights under this Agreement to any entity which acquires title to all of Employer's Real Property Assets in the Territory, without Sealy's prior approval, subject to the following two (2) conditions:

                  1. Employer shall stand as surety for the performance of the assignee under this Agreement; and

                  2. If, after being informed of the assignment and of the identity of the assignee, Sealy is not willing to be employed by the assignee, upon three (3) months' prior written notice to Employer and to the assignee, Sealy may terminate this Agreement.

         8.05 In the event that any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Employment Agreement to be duly signed the day and year first above written.

                                        FIRST INDUSTRIAL REALTY TRUST, INC.

                                        By: /s/ JOHANNSON L. YAP
                                            -----------------------------------
                                            Name:     Johannson L. Yap
                                            Title:    Chief Investment Officer


                                        /s/ SCOTT SEALY
                                        ---------------------------------------
                                        Scott Sealy

                                    EXHIBIT A

                               RETAINED PROPERTIES

I.       Transition Properties and Retained Properties

         A.       Currently Owned:
                  1.       6300 West by Northwest Boulevard, Houston, Texas
                  2.       5910 West by Northwest Boulevard, Houston, Texas
                  3.       11401 Industriplex Boulevard, Baton Rouge, Louisiana


         B.       To be Acquired:
                  1. 20 acres in Interstate Park Subdivision, Baton Rouge, Louisiana
                  2.       James Park Warehouse, St. Charles Parish, Louisiana


II.      Retained Properties Only

         1.       Wheless Properties

                  i)       1745 Hayden Road, Dallas, Texas
                  ii)      1631-1673 Terre Colony, Dallas, Texas
                  iii)     2505 Willowbrook, Dallas, Texas
                  iv)      1255 Champion Circle, Carrolton, Texas

         2.

                  i)       7202-7222 Clinton Drive, Houston, Texas
                  ii)      Slack Industrial Park, Shreveport, Louisiana

         3.       Johnson Properties

                  i)       17060 Dallas Parkway, Dallas, Texas
                  ii)      5001 Northeast Parkway, Ft. Worth, Texas

                                    EXHIBIT B

                             REIMBURSEMENT AGREEMENT

                                    EXHIBIT C

                                NON-COMPETE AREA

                  LOUISIANA:

                           East Baton Rouge Parish

                           Jefferson Parish

                           St. Charles Parish

                           Caddo Parish

                           Orleans Parish

                           West Baton Rouge Parish

                           Bossier Parish



                  TEXAS:

                           Tarrant County

                           Harris County

                           Dallas County

                           Collin County

                           Denton County

                           El Paso County




                                       C-1